We consent to the incorporation by reference in the Prospectus Supplement dated March 19, 1997 (to Prospectus dated March 19, 1997) of Norwest Asset Securities Corporation relating to Mortgage Pass-Through Certificates, Series 19974 of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".

                          /s/ Coopers & Lybrand L.L.P.
                          ----------------------------
                          Coopers & Lybrand L.L.P.


New York, New York
March 19, 1997